Exhibit 3.1
890 5TH AVENUE PARTNERS, INC.
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
890 5th Avenue Partners, Inc., a Delaware corporation, hereby certifies as follows:
1.   The name of this corporation is “890 5th Avenue Partners, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 9, 2020.
2.   The Second Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended and/or restated, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.
Dated: December 3, 2021	890 5TH AVENUE PARTNERS, INC.
By: /s/ Jonah Peretti Name: Jonah Peretti Title: Director

EXHIBIT A
890 5TH AVENUE PARTNERS, INC.
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of the corporation is BuzzFeed, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the registered office of the Corporation in the State of Delaware is 800 N. State Street, Suite 403, in the City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation in the State of Delaware at such address is Unisearch, Inc.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1.   Total Authorized.
1.1   The total number of shares of all classes of stock that the Corporation has authority to issue is 780,000,000 shares, consisting of four classes: (a) 700,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), (b) 20,000,000 shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Voting Common Stock”), (c) 10,000,000 shares of Class C Common Stock, $0.0001 par value per share (the “Class C Common Stock” and, together with the Voting Common Stock, the “Common Stock”) and (d) 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).
1.2   The number of authorized shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock, Class B Common Stock, or Class C Common Stock voting separately as a class shall be required therefor.
2.   Preferred Stock.
2.1   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for series of Preferred Stock by resolution or resolutions adopted and filed pursuant to the applicable laws of the State of Delaware, and, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General

Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any series of Preferred Stock; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any series of Preferred Stock, shall be required to effect such increase or decrease. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) or in such resolution or resolutions. For purposes of this Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
2.2   Subject to the terms of any series of Preferred Stock then outstanding, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.
3.   Rights of Common Stock.
3.1   Equal Status.   Except as expressly set forth in this Article IV(3), the Class A Common Stock, Class B Common Stock and Class C Common Stock shall each have the same rights and powers of, rank equally to (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably with and be identical in all respects and to all matters to each other class of Common Stock.
3.2   Voting Rights.
3.2.1   Except as otherwise expressly provided by this Restated Certificate or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class and not as separate series or classes on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law or this Restated Certificate, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms or the number of shares of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any certificate of designation relating to any series of Preferred Stock).
3.2.2   Each holder of shares of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on each matter on which such holders of such shares are entitled to vote. Each holder of shares of Class B Common Stock, as such, shall be entitled to fifty (50) votes for each share of Class B Common Stock held of record by such holder on each matter on which such holders of such shares are entitled to vote. The holders of Class C Common Stock shall have no voting rights except as required by applicable law.

3.3   Dividends and Distribution Rights.   Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor. No dividend shall be declared or paid on shares of the Class A Common Stock, Class B Common Stock or Class C Common Stock unless the same dividend with the same record date and payment date shall be declared and paid on each other class of Common Stock; provided, however, that dividends payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock or rights to acquire Class A Common Stock, Class B Common Stock or Class C Common Stock may be declared and paid to the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively, without the same dividend being declared and paid to the holders of each other class of Common Stock if and only if a dividend payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (as the case may be) or rights to acquire Class A Common Stock, Class B Common Stock or Class C Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock, Class B Common Stock or Class C Common Stock (as the case may be) shall be declared and paid to the holders of each other class of Common Stock.
3.4   Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified unless the shares of the other classes are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification.
3.5   Liquidation, Dissolution or Winding Up.   Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders =; provided, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be assets of the Corporation available for distribution to its stockholders for the purpose of this Section 3.5.
3.6   Merger or Consolidation.   In the case of any distribution or payment in respect of the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made, or other consideration shall be paid, ratably on a per share basis among the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if the only difference in the per share distribution to the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share Class B Common Stock shall have fifty (50) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and any securities distributed to the holder of a share Class C Common Stock shall have no voting power except as required by applicable law; provided, further, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any such merger or consolidation pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be consideration paid in respect, or upon conversion or exchange, of shares of Common Stock for the purpose of this Section 3.6.
ARTICLE V: CLASS B COMMON STOCK CONVERSION
1.   Optional Conversion.
1.1   Class B Common Stock.   Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall deliver a written notice to the Corporation at its principal corporate office, of such holder’s election to convert the Class B Common Stock and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
1.2   Class C Common Stock.   No share of Class C Common Stock shall be convertible into Class A Common Stock until February 16, 2023 (the “Class C Reference Date”). From and after the Class C Reference Date, such share of Class C Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof upon written notice to the Corporation. Before any holder of Class C Common Stock shall be entitled to convert any shares of such Class C Common Stock, such holder shall, as applicable, deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class C Common Stock, and shall deliver a written notice to the Corporation at its principal corporate office, of such holder’s election to convert the Class C Common Stock and shall state therein the number of shares of Class C Common Stock being converted and the name or names in which shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class C Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.
2.   Automatic Conversion.   Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock (the “Automatic Conversion”), upon the earliest to occur of:
(a)   the date specified by the affirmative vote or written consent holders of a majority of the shares of Class B Common Stock then outstanding; or
(b)   the date of the death of Jonah Peretti.
The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 3 to holders of record of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after an Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to an Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of the shares of Class B Common Stock converted pursuant to the Automatic Conversion shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3.   Conversion on Transfer.   Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section 5(h) below), other than a Permitted Transfer (as defined in Section 5(d) below), of such share of Class B Common Stock.
4.   Policies and Procedures.   The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law and not in violation of or in conflict with the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock and Class C Common Stock, as applicable, into Class A Common Stock as it may deem necessary or advisable, but only to the extent such policies and procedures (i) relate to administrative or procedural matters and (ii) do not modify or alter the rights or obligations of any stockholders of the Corporation pursuant to this Restated Certificate. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred. If such holder does not within twenty (20) business days after the date of such request furnish evidence reasonably satisfactory to the Corporation to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.
5.   Definitions.   For purposes of this Article V:
(a)   “Immediate Family” shall mean (i) with respect to any natural person, such natural person’s ancestors, spouse, issue (natural or adopted), spouses of issue, spousal equivalent, siblings (natural or adopted), any trustee of trusts principally for the benefit of any one or more of such individuals, and any entity all of the beneficial owners of which is such trust and/or such individuals, but (ii) with respect to a legal representative, means the Immediate Family of the individual for whom such legal representative was appointed, and (iii) with respect to a trustee, means the Immediate Family of the individuals who are the principal beneficiaries of the trust.
(b)   “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(c)   “Permitted Entity” shall mean with respect to a Qualified Stockholder (i) a Permitted Trust (as defined below) solely for the benefit of (A) such Qualified Stockholder, (B) one or more members of the Immediate Family of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, (ii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Stockholder, (B) one or more members of the Immediate Family of such Qualified Stockholder and/or (C) any other Permitted Entity of such Qualified Stockholder, or (iii) any general partnership, limited partnership, limited liability company, corporation or other entity that a Qualified Stockholder directly or indirectly controls, is controlled by, or is under common control with (which shall include, without limitation, any general partner, managing member, officer or director of such specified entity or any venture capital fund, investment fund or account now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or investment advisor with, or is otherwise affiliated with such specified entity).
(d)   “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)   by a Qualified Stockholder to (A) one or more members of the Immediate Family of such Qualified Stockholder, or (B) any Permitted Entity of such Qualified Stockholder; or
(ii)   by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more members of the Immediate Family of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.
(e)   “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(f)   “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a member of the Immediate Family of a Qualified Stockholder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(g)   “Qualified Stockholder” shall mean (i) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation (including pursuant to the conversion of convertible securities); and/or (ii) a Permitted Transferee.
(h)   “Transfer” of a share of Class B Common Stock shall mean any sale, exchange, assignment, transfer, conveyance, encumbrance, pledge, gift, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer as a result of a death, incompetency, bankruptcy, liquidation or dissolution of a Permitted Entity, as well as, following the Corporation’s first sale of its Class A Common Stock, Class B Common Stock or Class C Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V:
(i)   the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board or the granting of a proxy pursuant to a contractual obligation to the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;
(ii)   entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)   entering into a voting agreement, support agreement, stockholders agreement or other similar instrument, agreement or arrangement (with or without granting a proxy) if such instrument, agreement or arrangement is (1) contemplated by the definitive agreement in respect of a merger, consolidation or other combination transaction to which the Corporation is party or (2) is primarily intended to grant voting rights or a voting proxy to the then current Chief Executive Officer of the Corporation;
(iv)   the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;
(v)   encumbrances that are limited to (A) statutory liens for taxes that are not yet due and payable; and (B) such imperfections of title and encumbrances that do not materially detract from the value of such shares; or

(vi)   entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (x) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (y) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than, in each case, (1) a Transfer to parties that are Permitted Transferees, (2) any Transfer of a majority of the voting power of the voting securities of a Qualified Stockholder or any direct or indirect Parent of a Qualified Stockholder in a transaction where the fair market value of the Class B Common Stock beneficially held by such Qualified Stockholder does not exceed 5% of the total value of the transaction(s) in question or (3) any transfer in voting power solely as a result of the change in membership of the governing body of such Parent, including trustees, directors and similar persons.
(i)   “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
6.   Status of Converted Stock.   In the event any shares of Class B Common Stock or Class C Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock or Class C Common Stock so converted shall be retired and shall not be reissued by the Corporation.
7.   Effect of Conversion on Payment of Dividends.   Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock or Class C Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entitled to receive any dividend to be paid to such holders, the holder of such Class B Common Stock or Class C Common Stock as of such record date will be entitled to receive such dividend on such payment date; provided, that, notwithstanding any other provision of this Restated Certificate, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, no shares of Class B Common Stock or Class C Common Stock shall be issued in payment thereof and such dividend shall instead be paid by the issuance of such number of shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock, if issued, would have been convertible on such payment date. In addition, immediately following the effectiveness of the Automatic Conversion, the Corporation shall not issue any additional shares of Class B Common Stock.
8.   Reservation.   The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock or Class C Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock or Class C Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any certificate of designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any certificate of designation)), shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.   Director Powers.   Except as otherwise provided by the General Corporation Law, the Bylaws of the Corporation or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2.   Number of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3.   Classified Board.   Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time that the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The number of directors in each class shall be divided as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the effectiveness of this Restated Certificate, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the effectiveness of this Restated Certificate and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the effectiveness of this Restated Certificate. At each annual meeting of stockholders following the effectiveness of this Restated Certificate, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
4.   Term and Removal.   Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.

5.   Board Vacancies and Newly Created Directorships.   Subject to the special rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
6.   Vote by Ballot.   Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VIII: DIRECTOR LIABILITY
1.   Limitation of Liability.   To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2.   Change in Rights.   Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE IX: MATTERS RELATING TO STOCKHOLDERS
1.   No Action by Written Consent of Stockholders.   Subject to the rights of any series of Preferred Stock then outstanding and except as otherwise specifically provided in this Restated Certificate, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.
2.   Special Meeting of Stockholders.   Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.
3.   Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings.   Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE X: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, any state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders or any claim for aiding and abetting such alleged breach; (c) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the General

Corporation Law, this Restated Certificate or the Bylaws (as each may be amended from time to time) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws (as each may be amended from time to time); or (e) any action or proceeding asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any action or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
ARTICLE XI: AMENDMENT OF CERTIFICATE OF INCORPORATION
1.   General.   If any provision of this Restated Certificate shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Restated Certificate (including, without limitation, all portions of any section of this Restated Certificate containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote (but subject to the rights of any series of Preferred Stock), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Section 1 of this Article XI, Sections 1.2 and 2 of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, or Article X (the “Specified Provisions”); provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate, including any certificate of designation), shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.
2.   Changes to or Inconsistent with Section 3 of Article IV.   Notwithstanding any other provision of this Restated Certificate (including any certificate of designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Restated Certificate (including any certificate of designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of this Article XI.
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